FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Fund	Fidelity Ohio Municipal Income Fund
Trade Date	7/31/13
Settle Date	8/15/13
Security Name	OH TPK 0% 2/15/43
CUSIP	67760HKE0
Price	16.321
Transaction Value	$ 1,632,100.00
Class Size	$ 977,707,815.75
% of Offering	0.167%
Underwriter Purchased From	Citigroup
Underwriting Members: (1)	Citigroup
Underwriting Members: (2)	J.P. Morgan
Underwriting Members: (3)	Morgan Stanley
Underwriting Members: (4)	BofA Merrill Lynch
Underwriting Members: (5)	Fidelity Capital Markets
Underwriting Members: (6)	The Huntington Investment Company
Underwriting Members: (7)	Jefferies
Underwriting Members: (8)	KeyBanc Capital Markets
Underwriting Members: (9)	Loop Capital Markets
Underwriting Members: (10)	PNC Capital Markets
Underwriting Members: (11)	RBC Capital Markets
Underwriting Members: (12)	Rice Finanacial Products Company
Underwriting Members: (13)	Stifel Nicolaus
Underwriting Members: (14)	Wells Fargo Securities